Royal Bank of Canada	Free Writing Prospectus dated June 29, 2023 Relating to Preliminary Pricing Supplement MSELN542-AAPL, dated June 29, 2023; Registration Statement No. 333-259205; Filed Pursuant to Rule 433
Trigger PLUS Based on the Performance of the Common Stock of Apple Inc. due August 5, 2025
Principal at Risk Securities
This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, the prospectus supplement and the prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.
Summary Terms
Issuer:	Royal Bank of Canada
Underlying stock:	The common stock of Apple Inc. (“AAPL”).
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	July 14, 2023
Original issue date:	July 19, 2023 (3 business days after the pricing date)
Valuation date:	July 31, 2025, subject to adjustment for non-trading days and certain market disruption events
Maturity date:	August 5, 2025
Payment at maturity per Trigger PLUS[1]:
If the final share price is greater than the initial share price,
$1,000 + $1,000 × leverage factor × share percent change
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final share price is less than or equal to the initial share price but is greater than or equal to the trigger price,
$1,000
If the final share price is less than the trigger price,
$1,000 + $1,000 × share percent change
This amount will be less than $800. You will lose at least 20% of the principal amount if the final share price is less than the trigger price.

Maximum payment at maturity:	$1,386 per $1,000 security (138.60% of the principal amount)
Leverage factor:	150%
Share percent change:	(final share price – initial share price) / initial share price
Trigger price:	80% of the initial share price
Initial share price:	The closing price of the underlying stock on the pricing date
Final share price:	The closing price of the underlying stock on the valuation date times the adjustment factor on that date
Share adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying stock, as discussed in the preliminary pricing supplement.
CUSIP/ISIN:	78016NKE6 / US78016NKE66
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/1000275/000114036123032019/brhc20055122_fwp.htm
Hypothetical Payout at Maturity1
Change in Underlying Stock Price	Return on the Securities
+50.00%	38.60%
+40.00%	38.60%
+30.00%	38.60%
+25.733%	38.60%
+20.00%	30.00%
+10.00%	15.00%
+5.00%	7.50%
0.00%	0.00%
-5.00%	0.00%
-10.00%	0.00%
-20.00%	0.00%
-21.00%	-21.00%
-30.00%	-30.00%
-40.00%	-40.00%
-50.00%	-50.00%
-60.00%	-60.00%
-80.00%	-80.00%
-100.00%	-100.00%

Royal Bank of Canada has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-688-2301.
The Underlying Stock
For more information about the underlying stock, including historical performance information, see the accompanying preliminary pricing supplement.

1 Any payments are subject to our credit risk

Royal Bank of Canada	Free Writing Prospectus dated June 29, 2023 Relating to Preliminary Pricing Supplement MSELN542-AAPL, dated June 29, 2023; Registration Statement No. 333-259205; Filed Pursuant to Rule 433

Risk Considerations
The risks set forth below, together with additional risks, are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.
Risks Related to the Terms and Structure of the Trigger PLUS
•	The Trigger PLUS do not pay interest or guarantee return of principal. You may lose all or a portion of the principal amount.
•	The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity.
•	Your return on the Trigger PLUS may be lower than the return on a conventional debt security of comparable maturity.
•
The Trigger PLUS are subject to the credit risk of Royal Bank of Canada, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS.

•	The amount payable on the Trigger PLUS is not linked to the price of the underlying stock at any time other than the valuation date.
•	We will not hold any shares of the underlying stock for your benefit.
•	Significant aspects of the tax treatment of the Trigger PLUS are uncertain.
Risks Related to the Initial Estimated Value of the Trigger PLUS
•	The initial estimated value of the Trigger PLUS, which is expected to be between $920.15 and $970.15 per Trigger PLUS, is less than the price to the public.
•	Our initial estimated value of the Trigger PLUS is an estimate only, calculated as of the time the terms of the Trigger PLUS are set.
Risks Related to the Secondary Market for the Trigger PLUS
•	The market price of the Trigger PLUS will be influenced by many unpredictable factors.
•	The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited.
Risks Relating to the Underlying Stock
•	Investing in the Trigger PLUS is not equivalent to investing in the underlying stock.
•	If the price of the shares of the underlying stock changes, the market value of the Trigger PLUS may not change in the same manner.
•	We have no affiliation with the issuer of the underlying stock.
•	The historical performance of the underlying stock should not be taken as an indication of its future performance.
•	The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the underlying stock.
•	You must rely on your own evaluation of the merits of an investment linked to the underlying stock.
Risks Relating to Conflicts of Interest
•	Hedging and trading activity by us and our subsidiaries could potentially adversely affect the value of the Trigger PLUS.
•	We may engage in business with or involving the underlying company without regard to your interests.
•	We or our affiliates may have adverse economic interests to the holders of the Trigger PLUS.
•	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the Trigger PLUS, which may create a conflict of interest.

Tax Considerations
You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Supplemental Discussion of U.S. Federal Income Tax Consequences” concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS, and you should consult your tax adviser.